EXHIBIT 99.1

Simmons First Announces Expansion Into Kansas

PINE BLUFF, Ark., Oct. 15, 2010 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announced today that its wholly-owned bank subsidiary, Simmons First National Bank, has entered into a purchase and assumption agreement with loss share arrangements with the Federal Deposit Insurance Corporation (the "FDIC") to purchase substantially all of the assets and to assume substantially all of the deposits and other liabilities of Security Savings Bank, FSB in Olathe, Kansas. Simmons First, as a result of this agreement, expands its footprint outside the Arkansas borders for the second time. Security Savings Bank was closed today by the Office of Thrift Supervision, which appointed the FDIC as receiver.

The former Security Savings Bank locations will open at their normal banking hours on October 16, 2010, as Simmons First National Bank financial centers and all former Security Savings Bank customers will be able to conduct banking business as usual. Depositors of Security Savings Bank will automatically become depositors of Simmons First National Bank, and deposits will continue to be insured by the FDIC. Depositors may access their accounts as usual through automated teller machine transactions, checks, online banking and debit card transactions. Checks drawn on Security Savings Bank will continue to be processed, and loan customers should continue to make their customary payments. Customers may continue banking as usual and feel confident that their deposits are secure, now backed by one of the country's strongest and safest financial institutions.

"This acquisition is the second of several that we anticipate making over the next two to three years, which is the reason we raised $70.5 million in additional capital in November, 2009," said J. Thomas May, Chairman and CEO. "Earlier in the year we announced the purchase of Southwest Community Bank in Springfield, Missouri which was a good first step for expanding beyond the borders of Arkansas. The acquisition of Security Savings Bank in Olathe, Kansas is a natural extension of our footprint. Security Savings has nine locations with four in the Kansas City Metropolitan area, three in Salina, Kansas, and two in Wichita, Kansas. Simmons First has built its franchise around a community banking philosophy, thus this acquisition is a natural extension of that strategy. In addition, we believe the Kansas market represents a good opportunity to expand our current niche of agriculture lending. With this acquisition, Simmons First will be serving its customers from 85 financial centers in 46 communities in three states, including Springfield, Missouri; Salina, Kansas; Wichita, Kansas; Overland Park, Kansas; Leawood, Kansas and Olathe, Kansas."

During the transition period, Security Savings Bank customer accounts will be converted to Simmons First National Bank accounts with customers ultimately enjoying the benefits of Simmons First's extensive selection of products and services. Simmons First Trust Company was named the Largest Trust Company in Arkansas with assets in excess of $2 billion. Simmons First has been nationally proclaimed as having one of the best credit cards in America by Money Magazine, the Wall Street Journal and Kiplinger and was recently recognized as having the best low rate credit card by cardrating.com. We are also a major provider of cash management services.

"We welcome our new customers and associates in Kansas to the Simmons First family," said May. "Our 107 year old franchise has been built around a community banking philosophy. Our associates are committed to treating the customer the way we want to be treated when we are the customer. This is the same commitment that we will deliver to the former customers of Security Savings Bank."

Through the loss share provisions of the purchase and assumption agreement, the FDIC will reimburse Simmons First National Bank for 80% of the losses it incurs on the disposition of loans and foreclosed real estate on all covered assets. The assets were purchased from the FDIC at a discount of $46.5 million, or approximately 10.9% of total assets. All deposits were acquired with no deposit premium. The final valuation and purchase price of acquired assets and liabilities will be determined upon completion of appropriate valuation processes.

Highlights of the Transaction

The acquisition is currently expected to provide Simmons First:

  Expansion into Kansas
  Assets of approximately $428 million
  Loans of approximately $310 million (before loan discounts and FDIC receivables)
  Investment securities of approximately $82 million
  Deposits of approximately $360 million, with $40 million being brokered deposits which will be paid out, thereby utilizing a portion of the excess liquidity of Simmons First
  Loss share protection from the FDIC on approximately $330 million in covered assets

The impact on Simmons First is currently expected to:

  Be slightly accretive to both net income and diluted earnings per share
  Be slightly accretive to book value per share and tangible book value per share
  Leverage and deploy a portion of Simmons First's recent underwritten public common equity offering in which the Company sold common stock for net proceeds of approximately $70.5 million

Upon completion of the acquisition, Simmons First will continue to remain substantially above the threshold for "well capitalized" under regulatory standards. No additional capital is required to support this transaction. Simmons First has a long history of consistent earnings, strong capital and excellent asset quality.

Simmons First National Corporation is a $3.5 billion Arkansas based financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 89 offices, of which 85 are financial centers, in 46 communities, including its newly acquired Kansas locations. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

Forward Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Forward-looking statements regarding the Security Savings Bank, FSB transaction are based on currently available information provided to us by the FDIC. Actual results could differ materially after experience with this acquisition. Additional information on factors that might affect Simmons First National Corporation's financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

CONTACT:  Simmons First National Corporation
          David W. Garner, Senior Vice President
           and Investor Relations Officer
          (870) 541-1000